EXHIBIT 16.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

February 17, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for AmerElite Solutions, Inc., but never audited or reviewed any of the financial statements of the Company prior to our dismissal on February 11, 2010.

We have read the Company's statements included under Exhibit 16.1 of its Form 8-K dated February 11, 2010, and we agree with such statements contained therein.

We have no knowledge of the Company’s consultations with their successor auditor, or lack thereof.

Sincerely,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs